Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: Daniel Bernstein President & CEO (201) 432-0463

Bel Reports First Quarter Net Earnings of
$0.20 Per Class A Share and $0.22 Per Class B Share
as Revenue Increases 31.1% to $82.6 Million

JERSEY CITY, NJ, April 30, 2014 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary financial results for the first quarter of 2014.

First Quarter Highlights
●   Net sales increased 31.1% to $82.6 million versus $63.0 million in last year's first quarter.
●   Net earnings increased to $0.20 per Class A share and $0.22 per Class B share versus net losses of $0.05 per Class A and Class B share for the first quarter last year.
●   Income from operations increased to $2.9 million versus a loss of $1.4 million in the same quarter last year.
Recent Event
●   Agreed to acquire Power Solutions business from ABB for $117 million.

CEO Comments
Daniel Bernstein, Bel's President and CEO, said, "Bel delivered solid financial results in what is our seasonally weakest quarter of the year.  First quarter revenue increased 31.1%, primarily reflecting sales of $16.2 million at TRP, which we acquired on March 29, 2013.  Cost of sales as a percentage of revenue decreased 2.6 percentage points versus prior year, contributing to a $4.3 million increase in operating income for the first quarter of 2014 compared to the same period last year.  First quarter net earnings increased to $2.5 million compared to a net loss of $0.6 million for the same quarter last year.  This performance is especially noteworthy in view of the fact that in addition to the normal seasonal impact of the Chinese New Year on our first quarter operations, we were also affected by a downward adjustment in inventory levels among some of our large networking customers.
"On April 25, 2014, we entered into a definitive agreement to acquire the Power Solutions business of ABB Ltd.  Power Solutions is a leading provider of high-efficiency and high-density power conversion products for server, storage and networking equipment, industrial applications and power systems.  Bel will pay approximately $117 million in cash to acquire the business, which had trailing twelve month revenue of approximately $251 million.  The acquisition, which is subject to regulatory approvals and other customary closing conditions, is expected to close in the second quarter of 2014 and to be immediately accretive to Bel's earnings.  Since 2009, we have believed that the combination of the two respective power businesses would create a dynamic enterprise capable of competing effectively on a global basis. Bel is excited by the many growth opportunities that will be created by this transaction and we look forward to building an industry leading power business with our new colleagues at Power Solutions."
Bel intends to finance this acquisition through bank borrowings and cash on hand.

First Quarter Results
For the three months ended March 31, 2014, net sales increased to $82.6 million compared to $63.0 million for the first quarter of 2013, as revenue from recently acquired businesses and higher sales of magnetics and interconnect products more than offset a decrease in modular product sales.

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Bel Reports First Quarter Net Earnings of $0.20 Per Class A Share and $0.22 Per Class B Share as Revenue Increases 31.1% to $82.6 Million
April 30, 2014
Page Two

Operating income for the first quarter of 2014 increased to $2.9 million.  This compares to an operating loss for the first quarter of 2013 of $1.4 million, which included pre-tax restructuring and acquisition-related charges of $0.6 million.  Excluding these and other charges, as detailed in the table reconciling GAAP to non-GAAP financial measures included in this release, the non-GAAP operating loss for the first quarter of 2013 was $0.8 million.
Net earnings for the first quarter of 2014 were $2.5 million.  This compares to a net loss for the first quarter of 2013 of $0.6 million.  Excluding amounts detailed in the table reconciling GAAP to non-GAAP financial measures mentioned above, the non-GAAP net loss for the first quarter of 2013 was $0.4 million.
Net earnings per diluted Class A common share for the first quarter of 2014 were $0.20, compared to a net loss per diluted Class A common share of $0.05 for the first quarter of 2013.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class A common share for the first quarter of 2014 were $0.21 and the net loss per diluted Class A common share for the first quarter of 2013 was $0.04.
Net earnings per diluted Class B common share were $0.22 for the first quarter of 2014, compared to a net loss of $0.05 per diluted Class B common share for the first quarter of 2013.  Adjusted to exclude the amounts referenced above, the non-GAAP net loss per diluted Class B common share was $0.04 for the first quarter of 2013.

Balance Sheet Data
As of March 31, 2014 (and without giving effect to the Power Solutions transaction), Bel had working capital of $141.4 million, including cash and cash equivalents of $53.9 million, a current ratio of 4.0-to-1, total long-term obligations of $13.0 million, and stockholders' equity of $231.2 million.  In comparison, at December 31, 2013, Bel reported working capital of $137.2 million, including cash and cash equivalents of $62.1 million, a current ratio of 3.0-to-1, total long-term obligations of $12.5 million, and stockholders' equity of $228.7 million.  Cash and cash equivalents decreased by $8.2 million since the end of 2013 primarily due to repayments of short-term borrowings.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EDT today.  To participate, dial (720) 545-0088, conference ID #25431617.  A simultaneous webcast is available from the Investors link under the "About Bel" tab at www.BelFuse.com.  The webcast replay will be available for 20 days at this same Internet address.  For a telephone replay, dial (855) 859-2056, conference ID #25431617, after 2:00 p.m. EDT.

About Bel
Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters and AC-DC power supplies, integrated analog front-end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, fiber optic connectors, passive jacks, plugs and high-speed cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this press release, the matters discussed in this press release (including the statements regarding the anticipated accretive impact of the pending Power Solutions transaction and the growth opportunities that may result from that transaction) are forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from Bel's projections.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

(tables attached)

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data)

	Three Months Ended
	March 31,
	2014	2013

	(unaudited)

Net sales	$82,646	$63,028

Costs and expenses:
Cost of sales	68,576	53,932
Selling, general and administrative	11,189	10,399
Restructuring charges	--	124

Total costs and expenses	79,765	64,455

Income (loss) from operations	2,881	(1,427)

Interest expense	(30)	(3)
Interest income and other, net	51	38

Earnings (loss) before provision (benefit) for income taxes	2,902	(1,392)
Provision (benefit) for income taxes	399	(834)

Net earnings (loss)	$2,503	$(558)

Earnings (loss) per Class A common share - basic and diluted	$0.20	$(0.05)

Weighted average Class A common shares outstanding - basic and diluted	2,175	2,175

Earnings (loss) per Class B common share - basic and diluted	$0.22	$(0.05)

Weighted average Class B common shares outstanding - basic and diluted	9,335	9,221

*
Prior period amounts have been restated to reflect adjustments arising during the measurement period related to the 2012 and 2013 acquisitions as if all such adjustments had been recognized on the dates of acquisition.

CONDENSED CONSOLIDATED BALANCE SHEETS
(000s omitted)

	Mar. 31,	Dec. 31,		Mar. 31,	Dec. 31,
ASSETS	2014	2013	LIABILITIES & EQUITY	2014	2013
	(unaudited)	(audited)*		(unaudited)	(audited)*

Current assets	$188,105	$204,155	Short-term borrowings	$4,688	$12,739
Property, plant &
equipment, net	39,344	40,896	Other current liabilities	41,973	54,242
Goodwill and intangibles	47,628	47,962	Noncurrent liabilities	13,047	12,458
Other assets	15,827	15,128	Stockholders' equity	231,196	228,702

Total Assets	$290,904	$308,141	Total Liabilities & Equity	$290,904	$308,141

BEL FUSE INC. AND SUBSIDIARIES
NON-GAAP MEASURES (unaudited)
(000s omitted, except for per share data)

	Three Months Ended March 31, 2014
	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)

GAAP measures	$2,881	$2,503	$0.20	$0.22
Severance costs	57	35	0.01	--
Acquisitions and other related costs	9	6	--	--

Non-GAAP measures(1)	$2,947	$2,544	$0.21	$0.22

	Three Months Ended March 31, 2013
	Loss from operations	Net loss(2)	Net loss per Class A common share - diluted(3)	Net loss per Class B common share - diluted(3)

GAAP measures	$(1,427)	$(558)	$(0.05)	$(0.05)
Restructuring charges, severance
and reorganization costs	208	129	0.01	0.01
Acquisitions and other related costs	402	365	0.03	0.03
Restoration of prior year Research
and Experimentation (R&E) credit	--	(385)	(0.03)	(0.03)

Non-GAAP measures(1)	$(817)	$(449)	$(0.04)	$(0.04)

(1)  The non-GAAP measures presented above are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income (loss) from operations, net earnings (loss), earnings (loss) per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.
     Based upon discussions with investors and analysts, we believe that the reader's understanding of Bel's performance and profitability is enhanced by reference to these non-GAAP measures.  Removal of amounts such as charges for restructuring, severance, and reorganization; acquisition-related costs; and certain income tax adjustments facilitates comparison of our results among reporting periods.  We believe that such amounts are not reflective of the relevant business in the period in which the gain or charge is recorded for accounting purposes.

(2)  Net of income tax at effective rate in the applicable tax jurisdiction.

(3)  Individual amounts of earnings per share may not agree to the total due to rounding.